UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 10, 2014

STANDARD METALS PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-14319	84-0991764
(Commission File Number)	(IRS Employer Identification No.)

611 Walnut Street, Gadsden, Alabama 35901

(Address of principal executive offices) (Zip Code)

(888) 960-7347

(Registrant’s telephone number, including area code)

 __________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 10, 2014, the Board of Directors appointed Robert Geiges to the position of Chief Financial Officer.

Robert Geiges has over 35 years of broad accounting and management experience with multi-billion dollar international businesses such as Drake International, the Thomson Corporation and several other entrepreneurial companies. He has experience in both domestic and international operations including establishing and managing facilities in Asia and Europe.

Mr. Geiges is currently a consultant with Eventus Consulting P.C. and managing member of Geiges & Associates LLC, a strategic planning and financial consulting practice. Geiges & Associates LLC places a heavy emphasis on early stage businesses and turnaround opportunities.

Mr. Geiges was the Chief Financial Officer and Controller for several international entities including Baywood International, Inc., The Producers, Inc., Power Trade Media, LLC, a Drake International company – ComputerPREP, Inc., Clarion Management Ltd., Huebcore Communication, Inc. and Thomson Corporation. Mr. Geiges also performed audit services for both public and private clients during his time at Deloitte LLP in the Philadelphia, Pennsylvania office.

An accomplished lecturer, he has lectured globally on various strategic business topics. Mr. Geiges made presentations on “Global Logistics Management” in Shanghai, China, “Financing Growth,” at the Financial Forum in Atlanta, Georgia, and “Computer Models for Growth,” at the CFO Forum in Westchester, New York. He has lectured on Financial and Management Accounting and on the Analysis of Financial Statements and Strategic Direction. He is affiliated with the American Institute of Certified Public Accountants, the Pennsylvania Institute, the Arizona Society of Certified Public Accountants, the Information Industry Association, and the Association of Business Publishers where he acted as the former chair of the Finance Committee. He is also a member of Beta Gamma Sigma, the national business honorary society.

Mr. Geiges’ employment agreement is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01	Exhibits

10.01	Robert Geiges Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Standard Metals Processing, Inc.
Date: June 11, 2014

	By:	/s/ Sharon L. Ullman
Sharon L. Ullman